Exhibit (d)(iii)

Contract Number: [1234567]

AMENDATORY AGREEMENT

[Effective Date: April 1, 2011]

The following provisions of this contract are amended:

10.1 MONTHLY DEDUCTIONS

In Section 10.1 MONTHLY DEDUCTIONS, the sentence:

If the day on which a Monthly Deduction is made is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the preceding Valuation Period.

Is amended to read:

If the day on which a Monthly Deduction is made is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the Valuation Period during which the Monthly Deduction is made.

9.3 PARTIAL SURRENDER

In Section 9.3 PARTIAL SURRENDER, the following sentence is deleted:

Any Decrease Charge will be deducted from the subaccounts of the Variable Account and from the Fixed Accounts according to their Account Ratios on the effective date of the surrender.

Signed for Thrivent Financial for Lutherans

President [ ]

Secretary [ ]

ICC10 V-VM-VUL-AMEND